Mail Stop 4-06

May 2, 2005

Henry P. Herms
Director, Chief Financial Officer
   and Vice President - Finance
CopyTele, Inc.
900 Walt Whitman Road
Melville, New York 11747

RE:		CopyTele, Inc. (file no. 033-86352)
			Form 10-K: for the Year Ended October 31, 2004 Form 10-K/A: for the Year Ended October 31, 2004
		Form 10-Q: For the Quarterly Period Ended January 31,
2005

Dear Mr. Herms,

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Craig Wilson
							Senior Assistant Chief
Accountant
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CopyTele, Inc.
April 28, 2005
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